Alteon

Alteon Inc.
6 Campus Drive • Parsippany, NJ 07054
(201) 934-5000 • Fax: (201) 934-8880
www.alteon.com

February 1, 2007

Mr. Noah Berkowitz
20 Disbrow Circle
New Rochelle, New York 10804

Dear Dr. Berkowitz:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your Employment Agreement with HaptoGuard Inc. dated as of March 1, 2005, as assumed by the Company (the "Employment Agreement").

Section 2.1 of your Employment Agreement (“Salary Base”) is amended to indicate that your base salary for calendar year 2007 shall be at the rate of $264,000 per annum, retroactive to January 1, 2007, payable in equal semi-monthly installments (the “Executive’s Salary”). The Executive’s Salary shall be reviewed by the Board annually in accordance with the Company's compensation program and the Board shall negotiate the Executive’s Salary based upon the performance of the Company and the Executive.

Section 2.2 of your Employment Agreement (“Incentive Compensation”) is amended to indicate that the Executive shall be entitled to bonuses as follows (“Bonus”):

(a) In accordance with the Company's compensation program, the Executive will also be granted an annual cash bonus of up to 35% of the Executive’s Salary for that year based on meeting certain milestones and/or objectives. The annual milestones as well as the specific percentage of the total bonus each specific milestone will represent shall be established by the Board of Directors within sixty (60) days of the beginning of the applicable fiscal year.

Section 6.6 of your Employment Agreement (“Entire Agreement; Amendments”) is amended to include this letter as part of the “entire agreement,” with respect to the subject matter of your employment by the Company. Except as modified by this letter, the terms of your Employment Agreement shall remain in full force and effect.

If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.

Noah Berkowitz, M.D., Ph.D.	February 1, 2007
Letter Agreement	Page 2

Sincerely,

/s/ Wayne P. Yetter
Wayne P. Yetter
Compensation Committee Chairman

Accepted and agreed this
1st day of February 2007

/s/ Noah Berkowitz, M.D., Ph.D.
Noah Berkowitz, M.D., Ph.D.